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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Combined Prospectus and Proxy Statement and Statement of Additional Information constituting parts of this Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 (the "Registration Statement") of our report dated February 21, 2003 relating to the financial statements and financial highlights of Telecommunications Trust, Internet Technologies Trust, Science & Technology Trust, Mid Cap Growth Trust, Mid Cap Opportunities Trust and Dynamic Trust (portfolios of Manufacturers Investment Trust) appearing in the December 31, 2002 Annual Report to Shareholders of Manufacturers Investment Trust, included herein. We also consent to the references to us under the headings "Financial Statements" and "Independent Accountants" in this Registration Statement.

In addition, we consent to the references to us under the heading "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information of Manufacturers Investment Trust dated May 1, 2002, which have also been incorporated by reference into this Registration Statement. We also consent to the incorporation by reference of our report dated February 20, 2002, relating to the financial statements and financial highlights of Telecommunications Trust, Internet Technologies Trust, Science & Technology Trust, Mid Cap Growth Trust, Mid Cap Opportunities Trust and Dynamic Trust (portfolios of Manufacturers Investment Trust) appearing in the December 31, 2001 Annual Report to Shareholders of Manufacturers Investment Trust which is incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
March 4, 2003